Exhibit 10.5
TEAMING AGREEMENT

THIS AGREEMENT, entered into this 6th day of June, 2008, e-RADLIK, Inc. a Delaware corporation with a principal place of business at 252 Denison Hill Road, North Stonington, CT 06359 (hereinafter “e-R”) and Material Technologies, Inc., a corporation located at 11661 San Vincente Blvd., Suite 707, Los Angeles, CA  90049 (hereinafter “MATECH”) (individually, a “Party”; collectively, the “Parties” or the “Team”).

RECITALS

WHEREAS, e-R has extensive experience and contacts, as well as technical expertise, in shipbuilding metal fatigue sensing requirements;

WHEREAS, MATECH has experience in metal fatigue technology system, support and integration and has been exploring and evaluating such systems; and

WHEREAS, General Dynamics Corp. may be interested in pursuing a program for the development of improved technology and methodology relating to ship yard and ship building applications as a supplement to or alternative to current radiograph practices for the sensing of metal fatigue and related structural examination (“THE PROGRAM”);

WHEREAS, each Party further believes that their combined experience and technology related to THE PROGRAM will permit them to design, develop and/or produce the technology to achieve the desired performance, cost and schedule parameters for shipbuilding metal fatigue sensing; and

WHEREAS, each Party will work together to develop a business plan to support the commercialization and post Program resale of the THE PROGRAM and related technology for shipbuilding metal fatigue sensing and monitoring.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions set forth herein, the Parties agree as follows:

1.             INCORPORATION OF RECITALS

All recitals set forth above are hereby incorporated by reference and form a part of this Agreement between the Parties.

2.	CONTRACTOR-SUBCONTRACTOR RELATIONSHIPS

The Parties agree to participate, under a teaming arrangement as that term is defined in Federal Acquisition Regulation (FAR) 9.601(2), in order to submit proposals to, and, if successful, perform contracts with commercial customers, prime contractors or governments related to THE PROGRAM and its use as a stand-alone system or integrated into a larger system. In any such proposal efforts and resulting contracts, it is understood and agreed that

e-R shall serve as prime contractor for the Team and that MATECH shall serve as its subcontractor for that portion of the effort under THE PROGRAM falling under MATECH’s area of responsibility as identified in Exhibit A attached hereto and made a part hereof.

3.	RESPONSIBILITY OF THE PARTIES

A.	e-R’s Responsibilities

1)
Notify MATECH of any contacts received from any commercial customer, prime contractor, or the government concerning THE PROGRAM and provide MATECH with copies of any correspondence when such contacts have been in writing. MATECH shall also be notified of, and allowed the opportunity to participate in, any meetings with any commercial customer, prime contractor, or the government concerning the Parties’ efforts in developing THE PROGRAM and the feasibility of obtaining a contract or contracts from any commercial customer, prime contractor or the government for THE PROGRAM either as a stand-alone system or as a component of a larger integrated system.

2)
Exercise its best efforts to secure a prime contract or contracts for THE PROGRAM which includes the work identified in Exhibit A as falling within MATECH’s area of responsibility and to secure acceptance of MATECH as subcontractor for that effort.

3)	Furnish MATECH with a copy of all procurement solicitations issued to e-R relating to THE PROGRAM.

4)
Issue to MATECH a solicitation(s) for that portion of any solicitation(s) from any commercial customer, prime contractor, or the government for THE PROGRAM that relate to MATECH’s area of responsibility as set forth in Exhibit A herein.

5)
Prepare and submit proposals or bids, as applicable, on behalf of the Team for the development and/or integration requirements for all phases of THE PROGRAM to all commercial customers, prime contractors, or the government, with such proposals or bids to include the work identified as falling within MATECH’s area of responsibility as defined in Exhibit A and to include, unmodified, the provisions of MATECH’s proposal input relative to those areas of responsibility.

6)
If and when awarded a prime contract or contracts relating to THE PROGRAM, award a subcontract to MATECH for the work identified as falling within MATECH’s area of responsibility as defined in Exhibit A, subject to agreement following good faith negotiations as to delivery schedules, price and other terms and conditions. Any such subcontract shall be the same contract type as the prime contract (for example, Cost Plus Fixed Fee, Cost Plus Incentive Fee, Firm Fixed Price, etc.) and include those terms and conditions which are required by government regulations to be flowed down to major subcontractors.

7)	If and when awarded a prime contract or contracts related to THE PROGRAM, provide overall Program Management.

8)	Cooperate with MATECH in a reasonable and practicable manner to facilitate the successful competition of the Team for all contracts relative to THE PROGRAM.

B.	MATECH’s Responsibilities

1)
Provide qualified personnel to participate in any meetings e-R may hold with: (i) any contractor seeking or acting in a role of prime contractor concerning the use of THE PROGRAM as a part of a related system or bid; or (ii) a commercial customer or the government concerning the feasibility of obtaining a contract or contracts with such contractor, commercial customer, or the government related to providing the requirements for all phases of THE PROGRAM.

2)	Respond in a timely manner to all solicitations received from e-R relating to MATECH’s area of responsibility for THE PROGRAM.

3)
Provide qualified personnel, as requested, to assist e-R in any discussions and negotiations with prospective or actual commercial customers, prime contractors, or the government relating to the development, submittal or negotiation of proposals relating to the requirements for THE PROGRAM.

4)
Accept subcontracts from e-R for the work identified in Exhibit A as falling within MATECH’s area of responsibility, subject to agreement following good faith negotiations as to delivery schedules, price, and other terms and conditions. Any such subcontract shall be the same contract type as the prime contract (for example, Cost Plus Fixed Fee, Cost Plus Incentive Fee, Firm Fixed Price, etc.), and include those terms which are required by government regulations to be flowed down to major subcontractors. MATECH’s commitment is further subject to the following:

a)
In the event that any prime contract awarded omits more than 10% of the work identified in Exhibit A as falling within MATECH’s area of responsibility, MATECH shall have the option of: (i) negotiating a subcontract for such lesser effort; or (ii) terminating this Agreement, as it relates to that prime contract effort only, upon written notice to e-R.

b)
Termination of this Agreement, in whole or in part, as provided in this paragraph, shall not relieve the Parties from their obligations with respect to the other Party’s proprietary information and such obligations to survive such termination. Excepting this limitation, upon termination of any part of THE PROGRAM efforts hereunder, either Party may pursue that program effort so terminated independent of the other.

5)	Cooperate generally with e-R, in a reasonable and practicable manner, to facilitate the successful competition of the Team for all contracts relative to all phases of THE PROGRAM.

4.	RELATIONSHIP OF THE PARTIES

A.
To encourage the exchange of proprietary information between the Parties and a mutual dedication of effort to accomplishing the objectives of this Agreement, each Party agrees that it will not participate with any other party in pursuit of THE PROGRAM contemplated by this Agreement. As a team, each of the Parties hereto agrees to offer its fullest support and cooperation to preserve in good faith the spirit of the teaming concept evidenced by this Agreement. It is understood, however, that neither Party shall be precluded from its normal marketing efforts in connection with the sale of its standard products and services. It is further understood and agreed that, should any prospective or actual commercial customer or prime contractor identify or define its system requirements so as to require only products/technology fully within one of the Parties’ area of expertise, then either Party may terminate this Agreement as to that prime contractor, and the Parties shall be free to pursue contracts with that prime contractor independently, subject only to the provisions of paragraph 6 below concerning proprietary information.

B.
This Agreement is not intended to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind. Each Party shall act as an independent contractor and neither Party shall act as an agent or partner of the other Party. The rights and obligations of the Parties under this Agreement are limited to those expressly set forth herein.

C.
Nothing contained in this Agreement is to be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties. Neither Party will be liable to the other for any costs, expenses, risks, or liabilities arising out of the other Party’s efforts in connection with this Agreement or the preparation and submission of any proposal(s) for THE PROGRAM.

5.	EXPENSES

Except for the compensation which may be paid to the Parties in accordance with any contract or subcontract relating to THE PROGRAM, each Party shall bear its own expenses incurred in its respective participation in meetings between the Parties and/or with prospective prime contractors or the government, as well as any proposal preparation, submission and negotiation activities.

6.             LICENSES

Unless otherwise stated in this Agreement, no license to the other Party under any patents or copyrights is granted or implied by conveying proprietary or other information to that Party. None of such information which may be transmitted or exchanged by the respective Parties shall constitute any representation, warranty, assurance; guaranty or inducement by either Party to the other with respect to the infringement of patents or other rights of others.

7.	INTELLECTUAL PROPERTY RIGHTS

A.           For purposes of this Section 7, the following terms are defined as follows:

i.
“Background Intellectual Property Rights” shall mean, with respect of each Party, the Intellectual Property Rights, excluding Foreground Intellectual Property owned by, used by, or otherwise in the possession or control of that Party, as of the date of this Agreement and which relates to, is or will be used in connection with or on THE PROGRAM.

ii.
“Documentation” shall mean all written text including, but not limited to, manuals, brochures, specifications and hardware or software descriptions, in electronic, printed and/or camera ready form and related materials customarily needed to use, provide service for, or otherwise support THE PROGRAM.

iii.	“Foreground Intellectual Property” shall mean all Intellectual Property Rights resulting from the work undertaken by MATECH and e-R under this Agreement.

iv.	“Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law, whether or not perfected, including without limitation, the following:

(a)
all patents, patent applications and patent rights, including divisions, continuations, renewals, reissues, continuing prosecution, and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired;

(b)	all rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications, and mask work registrations;

(c)	all rights relating to the protection of trade secrets and confidential information; and

(d)
all rights related to utility models, database rights, design rights, service marks, conductor topography rights, moral rights, logos (in all cases whether registered or not and all applications or rights of application for any of the foregoing), and Know-How, whenever and however arising.

v.
“Know-How” shall mean information, data, inventions, trade secrets, or experience, whether patentable or not, including, but not limited to, all design or manufacturing techniques, operating instructions, machinery designs, raw material or product specifications, formula, recipes, drawings, blueprints and any other technical and commercial information relating to research, design, development, manufacture, assembly, use or sale.

B.
e-RADLIK Background Intellectual Property Rights.  e-R grants to MATECH a non-exclusive, non-assignable royalty free license to use e-R’s Background Intellectual Property Rights strictly insofar as may be necessary to enable MATECH to carry out its obligations under this Agreement.  MATECH shall not use the e-R Background Intellectual Property Rights for any purpose other than the performance of MATECH’s obligations under this Agreement.

C.
MATECH Background Intellectual Property Rights.  Prior to MATECH utilizing any of its Background Intellectual Property Rights in THE PROGRAM, MATECH will notify e-R that it intends to do so.  e-R will then have the option of accepting the Background Intellectual Property Rights, suggesting an alternative to such use, or terminating the Agreement.  If e-R accepts the utilization of MATECH Background Intellectual Property Rights for THE PROGRAM, MATECH will grant a license of the utilized Background Intellectual Property Rights in accordance with terms to be agreed upon at that time.

D.
Foreground Intellectual Property.  Taking into account MATECH and e-R’s Background Intellectual Property Rights, the Parties do not anticipate the creation of substantial Foreground Intellectual Property during the term of this Agreement.  If at anytime MATECH feels that Foreground Intellectual Property is being created, MATECH shall notify e-R of such development.  All Foreground Intellectual Property shall be wholly owned by e-R.  e-R grants to MATECH a non-exclusive, non-assignable royalty free license to use the Foreground Intellectual Property subject to e-R approval and review to ensure that the proposed use does not conflict or compete with any of e-R’s current or future applications of its Intellectual Property Rights, such approval not to be unreasonably withheld.

E.
Ownership of THE PROGRAM.  e-R shall own all right, title and interest in the proposed aviation system, excluding any MATECH Background Intellectual Property Rights therein.  MATECH shall execute such documents, render such assistance, and take such other action as e-R may reasonably request, at e-R's expense, to apply for, register, perfect, confirm, and protect e-R's rights therein.

F.
Ownership of Foreground Intellectual Property Rights.  e-R shall own all right, title and interest in the Foreground Intellectual Property Rights in the proposed aviation system including any derivatives, improvements or modifications of THE PROGRAM made by MATECH for e-R under this Agreement.  MATECH shall execute such documents, render such assistance, and take such other action as e-R may reasonably request, at e-R's expense, to apply for, register, perfect, confirm, and protect e-R's rights therein.

G.
Infringement on Third Party Intellectual Property. If a Party believes that any activities within this Agreement infringe any Intellectual Property Rights of a third party, that Party will promptly notify the other Party, and will seek to agree upon the appropriate response to be taken.

8.             TERMINATION

This Agreement shall terminate upon the first occurrence of the following events:

A.	Mutual consent of both Parties by execution of a rescission agreement;

B.	Inability of the Parties negotiating in good faith to reach agreement on the terms of a subcontract;

C.
Upon award of a subcontract to MATECH based substantially upon MATECH’s proposal for THE PROGRAM, but only as to the subject matter and customer identified in that subcontract only.  This Agreement is to remain in effect for any other potential customers for the same phase of THE PROGRAM and/or resultant system, as well as with respect to all customers for any follow-on development and/or production contracts for the requirements of THE PROGRAM;

D.	Ten years after the effective date of this Agreement; or

E.	Material breach of this Agreement, at the option of the non-breaching Party.

9.	MUTUAL INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

10.	PUBLICITY

All publicity and advertising in connection with THE PROGRAM will be subject to prior approval by both e-R and MATECH.  Further, all publicity and advertising concerning the existence of this Agreement will be subject to the mutual prior agreement of the Parties prior to publication, except that this Agreement may be disclosed by either Party to any governmental entity, including all required filings with the Securities and Exchange Commission.

11.	ENTIRE AGREEMENT AND AMENDMENT

This Agreement and the exhibit hereto contain the entire agreement between the Parties, which supersedes any prior oral or written agreements, commitments, understandings, or communications with respect to teaming in pursuit of THE PROGRAM. This Agreement shall be subject at any time to amendment upon the written agreement of both Parties.

12.	APPLICABLE LAW

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

13.	EXCLUSIVE JURISDICTION AND VENUE

The Parties agree that the Courts of the State of Delaware shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

14.	ATTORNEYS’ FEES

In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

15.           CONFORMITY OF LAW

In furtherance of this Agreement, both Parties shall comply with all U.S. government laws and regulations, including conformity with the Foreign Corrupt Practices Act.

16.	POINTS OF CONTACT

For all purposes of coordination and communications required by this Agreement, the Parties will be represented as set forth below. The persons named may be changed by either Party providing written notice of such changes to the other Party.

e-RADLIK: Name: Title: Phone: Email:	Samuel A. Kovnat Chairman & CEO (860) 884-1609 samkovnat@aol.com	MATECH: Name: Title: Phone: Fax:	Robert Bernstein CEO (310) 208-5589 (310) 473-3177

17.	ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either Party in whole or in part without the express prior written consent of the other Party, which consent will not unreasonably be withheld.

18.           EFFECTIVE DATE

The effective date of this Agreement is the last date of execution shown below.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

e-RADLIK: by: /s/ Samuel Kovnat	MATECH: by: /s/ Robert Bernstein
Name: Samuel Kovnat Title: CEO Date: June 5, 2008	Name: Robert Bernstein Title: CEO Date:

EXHIBIT A

MATECH will participate and support and have a major scope of work in:

•	Definition of operational requirements for metal fatigue testing in shipbuilding applications;

•	Metal fatigue technology trade off studies for applications of metal fatigue sensing in shipbuilding;

•	Metal fatigue technology integration with shipyard and shipbuilding testing and monitoring software systems & displays;

•	Shipbuilding test and evaluation procedures; and

•
Development of sustainment documentation and materials for logistics management, training development and integrated maintenance and diagnostics necessary to achieve initial operational capability (IOC) milestones for metal fatigue sensing and monitoring in shipbuilding applications.